Exhibit 99.1

SWK Holdings’ Subsidiary, Enteris BioPharma, Receives $10 Million Milestone Payment from Cara Therapeutics

Third milestone payment related to the development of Oral KORSUVA™

Dallas, TX, June 11, 2021 – SWK Holdings Corporation (Nasdaq: SWKH), a life sciences focused specialty finance company catering to small- and mid-sized commercial-stage companies, today announced that its wholly-owned subsidiary, Enteris BioPharma, received a $10 million milestone payment from Cara Therapeutics (Nasdaq: CARA) related to the license agreement for the Peptelligence® oral formulation technology utilized in Oral KORSUVA™, the oral formulation of Cara’s first-in-class KOR agonist, CR845/difelikefalin. Enteris is entitled to retain $3.9 million of this payment per the contractual splits agreed to in the Enteris acquisition agreement.

This milestone payment was triggered by confirmation from Cara of the completion of an End-of-Phase 2 Meeting with the U.S. Food and Drug Administration (FDA) for Oral KORSUVA in patients with non-dialysis dependent (NDD) chronic kidney disease (CKD-aP). Cara has indicated that it currently plans to initiate a Phase 3 program by year-end 2021. Enteris received two previous milestone payments totaling $5 million during the fourth quarter of 2020 of which Enteris retained $3 million. Enteris is eligible to receive additional potential milestone payments over the next several quarters, subject to the achievement of certain development milestones for Oral KORSUVA.

“This is the third and largest milestone payment generated by the Cara Therapeutics licensing agreement for Oral KORSUVA, validating Enteris’ ability to produce value for its pharmaceutical partners and SWK’s shareholders,” stated Winston Black, Chairman and CEO of SWK. “The milestones generated from the Cara licensing agreement also highlight the ongoing potential to monetize Enteris’ Peptelligence and ProPerma™ technologies, given the numerous market and patient advantages of developing oral tablet formulations of peptides and small molecules. Enteris’ oral delivery technologies, combined with its manufacturing capacity and CDMO capabilities, make it a potentially attractive partner to a range of pharmaceutical and biotechnology companies.”

Oral KORSUVA was engineered using Enteris’ Peptelligence technology, which is designed to enable the oral delivery of peptides and BCS class II, III and IV small molecules. Oral KORSUVA is currently the subject of four separate clinical programs for pruritus in patients with hepatic impairment due to primary biliary cholangitis (PBC), stage III-V chronic kidney disease (CKD), atopic dermatitis (AD) and notalgia paresthetica (NP). These programs have multiple milestones anticipated to be achieved throughout 2021, including top line Phase 2 data from the PBC program and the initiation of a Phase 3 trial in atopic dermatitis.

In August 2019, Enteris and Cara entered into a licensing agreement whereby Enteris granted to Cara a non-exclusive, royalty-bearing license to the Peptelligence technology to develop, manufacture and commercialize Oral KORSUVA worldwide, excluding Japan and South Korea. Enteris is eligible to receive milestone payments upon the successful achievement of certain development, regulatory and commercial milestones and low single-digit royalties based on net sales in the licensed territory.

About SWK Holdings:

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. SWK also owns Enteris BioPharma, whose Peptelligence® and ProPerma™ drug delivery technologies create oral formulations of peptide-based and BCS class II, III, and IV small molecules. With Enteris, SWK has the opportunity to grow its specialty finance business by actively building a wholly-owned portfolio of milestones and royalties through licensing activities. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Jason Rando (Media)

Tiberend Strategic Advisors, Inc.

+1.212.375.2665

jrando@tiberend.com

Maureen McEnroe, CFA (Investors)
+1 212.375.2664

mmcenroe@tiberend.com